EXHIBIT 10.35

NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement (the “Agreement”) evidences the terms of the grant by Lincoln National Corporation (“LNC”) of a Nonqualified Stock Option (the “Option”) to [Name] (“Grantee”) on February 22, 2012 (the “Date of Grant”), and Grantee’s acceptance of the Option in accordance with and subject to the terms and provisions of the Lincoln National Corporation 2009 Amended and Restated Incentive Compensation Plan (the “Plan”) and this Agreement.  LNC and Grantee agree as follows:

1.           Shares Optioned and Option Price

Grantee shall have an Option to purchase _________ shares of LNC common stock (the “Shares”) for $_____________ (United States dollars) for each Share.

2.           Vesting Dates

The unvested Option Shares shall be forfeited upon Grantee’s termination of employment except as provided below.  During Grantee’s employment, Option Shares shall vest as follows:

______ Option Shares on February 22, 2013;
______ Option Shares on February 22, 2014; and
______ Option Shares on February 22, 2015.

In addition, unvested Option Shares shall be deemed vested as follows:

(a)	100% vested as of the date of Grantee’s death; or

(b)	100% vested as of the date on which Grantee is certified as disabled and becomes eligible for long-term disability (“LTD”) benefits under any LTD program sponsored by LNC; or

(c)	Pro-rata as of the date Grantee Retires (as defined in Paragraph 8 below); except that if a Grantee Retires at age 62 or older, the Option Shares shall be 100% vested as of that date; or

(d)
Pro-rata as of the date of Grantee’s involuntary termination of employment with LNC and all subsidiaries, other than for Cause (as defined in Paragraph 8 below), including as a result of the sale or disposition of the business that includes Grantee’s employment and that does not constitute a Change of Control as described in Subparagraph 2(e) below; provided, however, that Grantee executes an Agreement, Waiver and General Release (“AW&GR”), in form and substance satisfactory to LNC, in connection with such termination of employment (other than a termination due to the sale or disposition of the business that includes Grantee’s employment), in which case the Option Shares shall vest on the later of the date of such involuntary termination of employment and the date such AW&GR shall have become effective; or

(e)
100% as of the date of Grantee’s involuntary termination of employment with LNC and all subsidiaries, other than for Cause, within two years after a Change of Control, as defined by Section 2(e) of the Plan pursuant to the definition in effect on the day immediately preceding such Change of Control.

Option Shares that vest pro-rata upon certain events shall vest according to a pro-ration formula equal to the total number of days of Service that Grantee provides during the applicable Vesting Period, divided by the number of days in the applicable Vesting Period in which the event described in (c) and (d) occurs, multiplied by the number of Option Shares subject to vesting during the applicable Vesting Period (rounding up to the nearest whole Option Share).  For purposes of pro-rating, the applicable Vesting Period is the one-year period between the grant date and first anniversary of grant date during which a portion of the Option Shares vest, or the one-year period between anniversaries of grant date during which a portion of the Option Shares vest.

3.           Exercise Period

Grantee may exercise all or part of the vested Option Shares on any LNC business day until the first to occur of:

(a)	the tenth anniversary of the Date of Grant; or

(b)	the first anniversary of the date of Grantee’s termination of employment with LNC and all subsidiaries on account of death or Total Disability; or

(c)	the fifth anniversary of Grantee’s Retirement; or

(d)
the date three months after Grantee’s involuntary termination of employment with LNC and all subsidiaries (other than a termination on account of Cause), including the sale or disposition of the business that includes Grantee’s employer; or

(e)	the date that Grantee’s employment with LNC and all subsidiaries terminates for any reason other than those described in (b), (c), or (d) of this paragraph.

4.           Manner of Exercise

To exercise an Option, Grantee must (1) accept the terms of this award by delivering acknowledgment (in the form specified by LNC) to LNC; (2) deliver notice on an LNC business day of the exercise (in the form specified by LNC) to the LNC stock option administrator on any LNC business day, and (3) submit full payment of the exercise price.  Payment may be made in any combination of cash, certified check, or Shares.

Such Shares must be owned for at least six months and will constitute payment to the extent of their Fair Market Value (as defined in the Plan).

5.           Transfer of Shares Upon Exercise

As soon as practicable after the exercise date, LNC shall cause the appropriate number of Shares to be issued to Grantee.  LNC shall not issue Shares until any required tax withholding payments are remitted to LNC by Grantee; Grantee may surrender Shares or withhold Shares (from those that would otherwise be issued on exercise of the Option) to satisfy tax withholding obligations.

6.           Transferability

No rights under this Agreement may be transferred except by will or the laws of descent and distribution.  The rights under this Agreement may be exercised during the lifetime of Grantee only by Grantee.  After Grantee’s death, the Option may be exercised by the person or persons to whom the Option was transferred by will or the laws of descent or distribution.

7.	Cancellation of Options/Rescission of Options and/or Related Exercise

Any Option may be cancelled by action of the Committee or its delegate if Grantee is terminated for Cause (as defined below).  Any Option may be cancelled by action of the Committee or its delegate if Grantee fails to comply with the non-competition, non-solicitation, non-disparagement and/or non-disclosure provisions described in subsections (a), (b), (c), or (d) of this Paragraph below before the Option is exercised.

Upon exercise of the Option, Grantee shall certify compliance with the terms and conditions described in subsections (a), (b), (c), or (d) of this Paragraph.  Failure to comply with these conditions at any time prior to, or during the six months after, any exercise of this Option shall cause such Option and/or any related exercise to be rescinded.  Termination for Cause at any time shall cause such Option and/or any related exercise to be rescinded.

LNC must notify Grantee in writing of any such rescission.  LNC, in its discretion, may waive compliance in whole or part in any individual case.  Within ten days after receiving a rescission notice from LNC, Grantee must pay to LNC the gross amount of any gain realized or payment received (not net of any withholding or other taxes paid by Grantee) as a result of the rescinded exercise.  Such payment must be made in kind by returning the cash and/or Shares Grantee received in connection with the rescinded exercise.  If Grantee’s employment is terminated by LNC other than for Cause, however, a failure of Grantee to comply with the provisions of 7(a) below after such termination shall not in itself cause rescission to the extent the Option was exercised before Grantee’s termination.

(a) Non-Competition.  Grantee may not become employed by, work on behalf of, or otherwise render services that are the same or similar to the services rendered by Grantee to the business unit employing Grantee for any other organization or business which competes with or provides, or is planning to provide, the same or similar products and/or services as the business unit in which Grantee was employed or otherwise had responsibilities for at the time of his/her termination.  Grantee understands and agrees that this restriction is nationwide in scope.  If Grantee has terminated employment, Grantee shall be free, however, to purchase, as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(b) Non-Solicitation.  Grantee shall not directly or indirectly hire, manage, solicit or recruit any employees, agents, financial planners, salespeople, financial advisors, vendors or service providers of LNC (including, but not limited to, doing a “lift-out” of same) whom Grantee had hired, managed, supervised, or otherwise became familiar with as a result of his/her employment with LNC.

(c) Non-Disparagement.  Grantee shall not (i) make any public statements regarding his/her employment with LNC (other than factual statements concerning the dates of employment and positions held) or his/her termination or Retirement (as defined in Paragraph 8 below) from LNC that are not agreed to by LNC, such approval not to be unreasonably withheld or delayed; and (ii) disparage LNC or any of its subsidiaries or affiliates, its and their respective employees, executives, officers, or Boards of Directors.

(d) Non-Disclosure & Ideas Provision.  Grantee shall not, without prior written authorization from LNC, disclose to anyone outside LNC, or use in other than LNC’s business, any information or material relating to the business of LNC that LNC considers confidential and/or proprietary pursuant to its Code of Conduct.  Furthermore, Grantee agrees to disclose and assign to LNC all rights and interest in any invention or idea that Grantee developed or helped develop for actual or related business, research, or development work during the period of their Service with LNC.

8.           Definitions

“Cause” means, a conviction of a felony or any fraudulent or willful misconduct by Grantee that is materially and demonstrably injurious to the business or reputation of LNC.   With respect to an SMC member, Cause shall be determined in the sole discretion of the Compensation Committee of the Board of Directors.  For any other Grantee, Cause shall be determined in the sole discretion of the Chief Human Resources Officer for the Corporation.

“Retires” or “Retirement” means, for purposes of this Agreement, Grantee’s retirement from LNC or a subsidiary at age 55 or older with at least five years of Service (with LNC or a subsidiary).

“Service” means, for purposes of this Agreement, service as a common law employee or planner with a full-time agent’s contract with LNC or any Subsidiary.

“Subsidiary” means, for purposes of this Agreement, any corporation in which LNC has ownership of at least twenty-five percent.

IN WITNESS WHEREOF, the President and Chief Executive Officer of Lincoln National Corporation has signed this Agreement as of the day and year first above written.

LINCOLN NATIONAL CORPORATION

Dennis R. Glass
President and Chief Executive Officer

February 22, 2012